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                                 AMENDMENT NO. 1
                                       TO
                              EMPLOYMENT AGREEMENT

         This Amendment No. 1 to Employment Agreement (the "Amendment") is made and entered into as of the 9th day of November, 1999, by and between HA-LO INDUSTRIES, INC., an Illinois corporation ("Employer'), and RICHARD A. MAGID ("Employee").

         WHEREAS, Employer and Employee are parties to that certain Employment Agreement, dated as of January 1, 1998 (the "Employment Agreement"); and

         WHEREAS, Employer and Employee desire to amend the Employment Agreement in the manner set forth herein;

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby mutually acknowledged, Employer and Employee hereby agree as follows:

         1. DEFINED TERMS. All terms defined in the Employment Agreement shall have the same meanings when used herein.

         2. RESIGNATION. Concurrently with the execution of this Amendment, Employee is delivering to Employer his resignation, in the form of Exhibit A attached hereto, as an officer and director of Employer and each of its direct and indirect subsidiaries, which resignation shall be effective immediately.

         3. TERM. Notwithstanding anything to the contrary contained in the Employment Agreement, and in particular Section 3 thereof, effective as of the date of this Amendment the term of the Employment Agreement shall be extended through November 8, 2003. The four-year period from November 9, 1999 through November 8, 2003 is hereinafter referred to as the "Remaining Term." The Remaining Term shall not be subject to automatic extension.

         4. EMPLOYMENT; DUTIES OF EMPLOYEE. Notwithstanding anything to the contrary contained in the Employment Agreement, and in particular Section 2 thereof, during the Remaining Term (i) Employee's position with Employer shall be Consultant to the Chief Executive Officer, which position shall be a non-officer position, and (ii) Employee's duties in such position shall be to provide key insights to the Chief Executive Officer relative to both new and existing initiatives and to perform such other duties as are commensurate with his experience, skills and abilities. Employee's services shall be rendered on an "as needed" basis to the best of Employee's abilities. Employee's services shall be performed in the Chicago metropolitan area and elsewhere, consistent with past performance of services by Employee. In addition to the foregoing,
Section 4 of the Employment Agreement is hereby deleted in its entirety.


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         5. COMPENSATION AND BENEFITS. Notwithstanding anything to the contrary contained in the Employment Agreement, and in particular Section 5 thereof, during the Remaining Term:

            (a) Employee's Base Pay shall be at the annual rate of Three
         Hundred Thousand Dollars ($300,000), payable in accordance with the normal payroll practices of Employer. Payment of all Base Pay for the remainder of the Remaining Term shall accelerate and become immediately due and payable upon the filing by or on behalf of Employer of a bankruptcy petition pursuant to Chapter 7 of the United States Bankruptcy Code or a conversion of any bankruptcy proceeding to a Chapter 7 proceeding.

            (b) In lieu of any other bonus compensation contemplated by
         Section 5(b) of the Employment Agreement, Employee shall be paid a bonus in the amount of One Hundred Thousand Dollars ($100,000) if he is employed by Employer on May 8, 2000, payable in full within two (2) days after such date.

            (c) Employee's existing fringe benefits (including, without limitation, current and future plans for non-officers of Employer for which Employee is eligible to participate, automobile lease, car phone and medical) shall continue in full force and effect.

         6. TERMINATION. Notwithstanding anything to the contrary contained in the Employment Agreement, and in particular Section 7 thereof, during the Remaining Term:

            (a) If, for any reason other than termination for Cause on or prior to May 8, 2000 or a voluntary termination by Employee, Employee ceases to be employed by Employer, then Employee shall be entitled to continue to receive the remainder of his Base Pay for the entire Remaining Term, which amounts shall be payable (subject to normal withholdings within seven (7) days after Employee ceases to be employed by Employer.

            (b) If Employee voluntarily ceases to be employed by Employer on or after May 9, 2000 or is terminated for Cause on or prior to May 8, 2000, then Employee shall be entitled to continue to receive the Base Pay to which he would have otherwise been entitled to receive for a period of eighteen (18) months from the date of ceasation of employment (subject to normal withholdings and in accordance with the normal payroll practices of Employer), payable in equal installments over the nine (9)-month period immediately following such ceasation of employment.

            (c) Upon Employee ceasing to be employed by Employer pursuant to Section 6(a) or 6(b), Employee shall be entitled to continue to receive the fringe benefits referred to in Section 5(c) during the remainder of the Remaining Term (in the case of Section 6(a)) or the eighteen (18)-month period immediately following such ceasation of employment (in the case of Section 6(b)), as applicable.


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         7. OPTIONS. Notwithstanding anything to the contrary contained in any option or other agreements between Employer and Employee, all options to purchase shares of common stock of Employer currently held by Employee shall, concurrently with the execution of this Amendment, be fully vested (and not subject to forfeiture) and shall be exercisable until the expiration of their respective terms notwithstanding Employee's earlier termination as an employee of Employer or otherwise.

         8. COVENANT NOT TO COMPETE; CONFIDENTIALITY. Employee hereby acknowledges the continuing effectiveness of Sections 8 and 9 of the Employment Agreement. Notwithstanding anything to the contrary contained in said Section 8, the restrictions set forth therein shall survive the termination of Employee's employment with Employer, for any reason, for a period of one (1) year.

         9. INDEMNITY; DIRECTORS AND OFFICERS INSURANCE. Employer shall, during and after the Remaining Term, indemnify Employee in the manner provided in the By-Laws of Employer (as set forth as of the date hereof) to the fullest extent provided by law. Employer shall purchase and maintain tail coverage relative to its existing directors and officers insurance policy covering Employee during the Remaining Term and for two (2) years thereafter, so long as such coverage continues to be available to Employer during each insurance year at a premium not in excess of 150% of the immediately prior insurance year's premium for such coverage.

         10. MUTUAL RELEASE. Employer, on behalf of itself and its officers, directors, employees, shareholders, representatives, agents, affiliates, successors and assigns, and Employee, on behalf of himself and his legal representatives, beneficiaries, heirs, legatees, executors, administrators, successors and assigns, each remise, release and forever discharge the other of and from any and all manner of actions, proceedings, causes of action, suits, debts, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, controversies, contracts, leases, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands, of any nature whatsoever, and of every kind or description, choate or inchoate, known or unknown, at law or in equity (collectively, the "Claims"), which the releasing parties, or any of them, now have or ever had, or hereafter can, shall or may have, for, upon or by reason of any matter, cause or thing whatsoever, against the released parties, and each of them, from the beginning of time through the date hereof, including, but not limited to, any claims related to, arising out of or in connection with that certain Agreement, dated November 30, 1997, between Employer and Employee regarding a "change of control" of Employer, which Agreement is hereby terminated in its entirety and of no further force or effect; provided, however, that nothing herein shall be construed as a release of any rights of Employer or Employee arising after the date hereof under the Employment Agreement, as amended hereby.

         11. LEGAL FEES. Employer shall promptly reimburse Employee for all reasonable attorney's fees and related expenses incurred by Employee in connection with the negotiation and execution of this Amendment.


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         12. CONTINUED EFFECTIVENESS. Except as contemplated by this Amendment, the Employment Agreement shall continue in full force and effect in accordance with its terms.

         IN WITNESS WHEREOF, the parties have executed this Amendment on the date and year first above written.


EMPLOYER:                                   EMPLOYER:

HA-LO INDUSTRIES, INC.

By:_____________________________________    ___________________________________
   Its:_________________________________    Richard A. Magid


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